Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated April 30, 2019 (including amendments thereto) with respect to the Ordinary Shares of Naked Brand Group Limited. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Date: April 30, 2019	CULLEN INC HOLDINGS LTD.

	By:	/s/ Eric J. Watson
Eric J. Watson Director

/s/ Eric J. Watson
Eric J. Watson

/s/ William Gibson
William Gibson

/s/ Mary Watson-Burton
Mary Watson-Burton

BENDON INVESTMENTS LTD.

By:	/s/ Mary Watson-Burton
Mary Watson-Burton Director

VALLEY (NZ) LTD.

By:	/s/ Eric J. Watson
Eric J. Watson Director

EJ GROUP LTD.

By:	/s/ William Gibson
William Gibson Director